Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY RESTRICTED JURISDICTION (INCLUDING CANADA AND JAPAN) OR ANY OTHER JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

20 April 2010

Recommended Final* Offer by
Valmont Group Pty Ltd,
a wholly-owned subsidiary of
Valmont Industries, Inc.,
for
Delta plc

Introduction

On 4 March 2010, the Boards of Valmont Industries, Inc. (“Valmont”) and Delta plc (“Delta”) announced they had reached agreement on the terms of a recommended cash offer to be made by Valmont Group Pty Ltd (the “Offeror”), a wholly-owned subsidiary of Valmont, for the entire issued and to be issued ordinary share capital of Delta.  The terms of, and conditions to, the Offer were set out in the offer document posted to Shareholders on 10 March 2010 (the “Offer Document”), as amended and supplemented pursuant to an announcement released by the Offeror on 1 April 2010 (the “Announcement”) and on that date posted to Shareholders together with a letter from the Chairman of Valmont (taken together, the “Revised Offer Document”).

Levels of acceptances

As at 1.00 p.m. (London time) on 19 April 2010 (being the first closing date of the Offer), the Offeror had received valid acceptances from Delta Shareholders in respect of 74,496,973 Shares, representing approximately 48.45 per cent. of the existing issued ordinary share capital of Delta, which may count towards the satisfaction of the Acceptance Condition to the Offer (as set out in paragraph 1(A) of Part A of Appendix I to the Offer Document).

These acceptances include acceptances of the Offer by (a) all of the Delta Directors (pursuant to the irrevocable undertakings given by them as described in the Offer Document) in respect of, in aggregate, 362,627 Shares, representing approximately 0.24 per cent. of the existing issued ordinary share capital of Delta and (b) Delta’s largest shareholder, Aberforth Partners LLP, (pursuant to the irrevocable undertaking given by it as described in the Revised Offer Document)

* The Offer Price is final and will not be increased, except that the Offeror reserves the right to increase the Offer Price if there is an announcement on or after the date of this announcement of an offer or a possible offer for Shares by a third party offeror or potential offeror or in any other competitive situation.

in respect of 16,973,785 Shares, representing approximately 11.04 per cent. of the existing issued ordinary share capital of Delta.

Extension of the Offer Period

The Offer, which remains subject to the terms and conditions set out in the Offer Document (as amended and supplemented by the Revised Offer Document), is being extended to, and will remain open for acceptance until, 1.00 p.m. (London time) on Wednesday, 28 April 2010.

Any further extensions of the Offer Period will be publicly announced no later than 8.00 a.m. on the Business Day following any date on which the Offer is otherwise due to expire, or such later date or time as the Panel may agree.

Anti-trust Conditions update

The Offeror announces that the Australian Competition and Consumer Commission has advised, in terms satisfactory to the Offeror, that it does not propose to intervene in or seek to prevent the proposed acquisition of Delta pursuant to s.50 of the Trade Practices Act 1974 (Cth).

This follows the confirmation in the Announcement that the appropriate filing has been made and that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) has expired without a request for additional information by the U.S. Department of Justice or the Federal Trade Commission.

As a consequence, the Offeror confirms that the Conditions as set out in paragraphs 1(B)(i) and 1(B)(ii) of Part A of Appendix I to the Offer Document have been satisfied and that all material regulatory consents in connection with the Offer have therefore now been obtained.

Acceptance procedure

Shareholders who have not accepted the Offer are urged to do so without delay.

To accept the Offer in respect of Shares held in certificated form (that is, not in CREST), Shareholders should complete, sign and return the Form of Acceptance, which accompanies the Offer Document, together with their share certificate(s) or other relevant document(s) of title, in accordance with the instructions contained therein and set out in the Offer Document as soon as possible and, in any event, so as to be received by Equiniti by no later than 1.00 p.m. (London time) on Wednesday, 28 April 2010.

Shareholders who have lost their Form of Acceptance should telephone Equiniti on 0871 384 2050 or, if calling from overseas, +44 121 415 0259, to request a replacement.

To accept the Offer in respect of Shares held in uncertificated form (that is, in CREST), Shareholders should follow the procedure for electronic acceptance through CREST in accordance with the instructions set out in the Offer Document so that the TTE Instruction settles as soon as possible and, in any event, by no later than 1.00 p.m. (London time) on Wednesday, 28 April 2010.  If Shareholders hold their Shares as a CREST sponsored member, they should refer to their CREST sponsor as only their CREST sponsor will be able to send the necessary TTE Instruction to CREST.

Interests in relevant securities

Save as disclosed in this announcement, neither the Offeror nor, so far as the Offeror is aware, any person acting in concert (within the meaning of the Code) with the Offeror, (a) is interested in, or has any rights to subscribe for, any relevant securities of Delta, (b) has any short position (whether conditional or absolute and whether in the money or otherwise) in respect of relevant securities of Delta, including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, or (c) has borrowed or lent any relevant securities of Delta (save for any borrowed shares which have been either on-lent or sold).

Capitalised terms used but not defined in this announcement shall have the meaning given to them in the Offer Document.

Enquiries

Valmont
Terry J. McClain, Senior Vice President and Chief Financial Officer	+1 402 963 1020

Credit Suisse (financial adviser to Valmont and the Offeror)
William Mansfield	+44 (0)20 7888 8888
Angus Dickson

Delta
Todd Atkinson, Chief Executive	+44 (0)20 7842 6050
Jon Kempster, Finance Director

Rothschild (financial adviser to Delta)
Stuart Vincent	+44 (0)20 7280 5000
Anselm Frost

Arbuthnot Securities (broker to Delta)
Andrew Fairclough	+44 (0)20 7012 2000
James Steel

Brunswick (financial PR adviser to Delta)
Simon Sporborg	+44 (0)20 7404 5959
David Litterick

Together, the Offer Document, the Revised Offer Document and, in the case of Shares held in certificated form, the Form of Acceptance contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.  Please carefully read this announcement, the Offer Document, the Revised Offer Document and, in the case of Shares in certificated form, the Form of Acceptance in their entirety before making a decision with respect to the Offer.

Credit Suisse, which is authorised and regulated by the Financial Services Authority, is acting for Valmont and the Offeror and for no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Valmont and the Offeror for providing the protections afforded to clients of Credit Suisse or for providing advice in relation to this matter, the content of this announcement or any matter referred to herein.  Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

The Offer is being made solely by the Offeror and neither Credit Suisse nor any of its respective affiliates are making the Offer.

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Delta as financial adviser in relation to the Offer and is not acting for or advising any other person and accordingly will not be responsible to any person other than Delta for providing the protections afforded to the customers of Rothschild or for providing advice in relation to the contents of this announcement or any offer or arrangements referred to herein or in the documentation relating to the Offer.  Neither Rothschild nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a customer of Rothschild in connection with this announcement, any statement contained herein or otherwise.

Notice to US holders of Shares

The Offer is for the securities of a corporation organised under the laws of England and is subject to the procedure and disclosure requirements of the United Kingdom, which are different from those of the United States. The Offer is being made in the United States pursuant to Section 14(e) of, and Regulation 14E under, the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided by Rule 14d-1(d) under the Exchange Act and otherwise in accordance with the requirements of the Code.  Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, the offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and laws.

It may be difficult for US holders of Shares and other securities to enforce their rights and any claim arising out of the US federal securities laws, since the Offeror and Delta are located outside of the United States, and some or all of their officers and directors may be resident outside of the United States. US holders of Delta securities may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. Further, it may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

To the extent permitted by applicable law, in accordance with, and to the extent permitted by, the Code and normal UK market practice and Rule 14e-5 under the Exchange Act, the Offeror or its nominees or brokers (acting as agents) or their respective affiliates may from time to time make certain purchases of, or arrangements to purchase, Shares, other than pursuant to the Offer, during the period in which the Offer remains open for acceptance.  These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices.  Such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the Code and the rules of the London Stock Exchange, and Rule 14e-5 under the Exchange Act to the extent applicable.  In addition, in accordance with, and to the extent permitted by, the Code, normal UK market practice and Rule 14e-5 under the Exchange Act, Credit Suisse and its affiliates will continue to act as exempt principal traders in Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law, including Rule 14e-5 under the Exchange Act.  Any information about such purchases will be disclosed on a next day basis to the Panel on Takeovers and Mergers and will be available from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com.

Notice to Overseas Shareholders

The distribution of this announcement in jurisdictions other than the United Kingdom or the United States may be restricted by the laws of those jurisdictions and therefore persons into whose possession this announcement comes should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Unless otherwise determined by the Offeror, the Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any other means (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of any Restricted Jurisdiction (as defined herein) and will not be capable of acceptance by any such use, means or facility or from within any such Restricted Jurisdiction.  Accordingly, unless otherwise determined by the Offeror, copies of this announcement and any documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send any such documents in or into or from any such Restricted Jurisdiction, as doing so may invalidate any purported acceptance of the Offer.  Any person (including, without limitation, custodians, nominees and trustees) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or any documentation relating to the Offer and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of any relevant jurisdiction.  Neither the US Securities and Exchange Commission (the “SEC”) nor any US state securities commission has approved or disapproved this Offer or passed upon the adequacy or completeness of this announcement or any documentation relating to the Offer.  Any representation to the contrary is a criminal offence.

This announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

Acceptance Condition

The Offer is conditional, amongst other things, on valid acceptances being received (and not, where permitted, withdrawn) by 1.00 p.m. (London time) on Wednesday, 28 April 2010 (or such later date as the Offeror may, with the consent of the Panel or in accordance with the Code, decide) in respect of not less than 90 per cent. in nominal value of the Shares to which the Offer relates, or the voting rights attaching to those shares, or such lower percentage as the Offeror may decide, provided that such condition will not be satisfied unless the Offeror and/or any other members of the Valmont Group shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Delta (the ‘‘Acceptance Condition’’). The Offeror reserves the right to reduce the percentage of Shares required to satisfy the Acceptance Condition at any time prior to all the Conditions being satisfied, fulfilled or, where permitted, waived.

The Offer, whether further revised or not, shall not (except with the consent of the Panel) be capable of becoming or being declared unconditional as to acceptances after midnight on Sunday 9 May 2010 (or any earlier time and/or date beyond which the Offeror has announced that the Offer will not be extended unless the Offeror has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date), nor of being kept open for acceptance after that time and date, unless it has previously become or been declared unconditional as to acceptances, provided that, in any case, the Offeror reserves the right, with the permission of the Panel, to extend the time for the Offer to become or be declared unconditional as to acceptances to any later time or date.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

Publication on website

A copy of this announcement, the Offer Document, the Revised Offer Document and the Form of Acceptance are and will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Valmont’s website at www.valmont.com and on Delta’s website at www.deltaplc.com during the course of the Offer.